Exhibit 99.1

AAON REPORTS FIRST QUARTER OF 2024 RESULTS

TULSA, OK, May 2, 2024 - AAON, INC. (NASDAQ-AAON), a provider of premier, configurable HVAC solutions that bring long-term value to customers and owners, today announced its results for the first quarter of 2024.

Net sales for the first quarter of 2024 decreased 1.4% to $262.1 million from $266.0 million in the first quarter of 2023. The year-over-year decline was driven by the AAON Coil Products and BASX segments, which realized respective declines of 27.4% and 9.3%, modestly offset by 4.0% growth at the AAON Oklahoma segment. Total sales volume in the quarter was down 5.7%, while pricing contributed 4.3%.

Gross profit margin in the quarter expanded to 35.2%, up from 29.0% in the comparable quarter in 2023. Gross margin expansion was primarily a result of more favorable pricing relative to moderating cost inflation. SG&A expenses as a percent of sales increased to 17.3%, up from 12.4% in the comparable quarter in 2023. On an absolute basis, SG&A expenses were in line with Company expectations, up year-over-year due primarily to higher professional fees and long-term investments.

Earnings per diluted share for the three months ended March 31, 2024, was $0.46, up slightly from the first quarter of 2023. Earnings benefited from an excess tax benefit of $4.4 million from share based compensation within the quarter.

Financial Highlights:	Three Months Ended March 31,		%
	2024	2023	Change
	(in thousands, except share and per share data)
GAAP Measures
Net sales	$262,099	$265,953	(1.4)%
Gross profit	$92,242	$77,154	19.6%
Gross profit margin	35.2%	29.0%
Operating income	$46,970	$44,206	6.3%
Operating margin	17.9%	16.6%
Net income	$39,016	$36,814	6.0%
Earnings per diluted share[1]	$0.46	$0.44	4.5%
Diluted average shares[1]	84,044,670	82,860,958	1.4%
[1] Reflects three-for-two stock split effective August 16, 2023.

Non-GAAP Measure
EBITDA[2]	$60,484	$54,594	10.8%
[2] This is a non-GAAP measure. See "Use of Non-GAAP Financial Measures" below for reconciliation to GAAP measure.

Backlog

March 31, 2024	December 31, 2023	March 31, 2023
(in thousands)
$558,443	$510,028	$599,912

The Company finished the first quarter of 2024 with a backlog of $558.4 million, up for a second straight quarter. Year-over-year, backlog was down 6.9% from $599.9 million, largely due to supply chain constraints early last year that resulted in extended lead times. Bookings outpaced sales for a second straight quarter and were particularly strong in the data center market for both traditional airside and liquid cooling products.

Gary Fields, CEO, stated, “First quarter performance was mixed relative to our expectations. Bookings remain strong across all business segments with quarter-over-quarter increases in backlog. This is especially true for AAON Coil Products and BASX segments which began the quarter with strong backlogs and continued to strengthen backlogs through the end of the first quarter, even as timing of production resulted in a softer than expected first quarter. Even at these lower production levels, total gross margin was better than expected and SG&A was in line with our expectations. We continue to manage pricing and costs well, and while it was not fully reflected in the first quarter results with lower volumes, operations across the facilities are poised to deliver even stronger results as production increases to deliver on our growing backlog.”

Mr. Fields continued, “Despite the slow start to the year, we believe results will continue to improve as we progress through 2024. Our independent sales reps continue to indicate strong levels of activity in the near-term, and while the upcoming refrigerant regulations may continue to cause some volatility on a month-to-month basis, we think order flow will further improve as we approach the point in time later this year in which customers will no longer be able to order equipment with R410A refrigerant. And as we anticipate an acceleration of backlog conversion at the AAON Coil Products and BASX segments, their production will also drive improved results throughout the year.”

Mr. Fields concluded, “Long-term, based on real opportunities and a large pipeline of projects, especially with mega projects in the data center market, we remain very positive in our outlook. As such, we continue to invest in more production capacity, both with new production square footage and through ways to increase output with our existing resources. We also continue to invest in people and technology that will help us manage the business more effectively and ensure we are able to efficiently adapt to the robust growth rates we continue to target over the long-term.”

As of March 31, 2024, the Company had cash, cash equivalents and restricted cash of $28.4 million and a zero balance on its revolving credit facility. Rebecca Thompson, CFO and Treasurer, commented, “In the quarter, cash flow from operations was strong at $92.4 million, up from $4.8 million in the first quarter of 2023. Working capital as a percent of sales improved for a third straight quarter, resulting in better cash conversion. Capital expenditures during the quarter increased year-over-year 33.0% to $38.7 million. Even with the higher capex budget, we were able to fully pay down our line of credit and finance the quarterly dividend while marginally building our cash position. Overall, the Company is financially strong, positioning us to fully leverage growth opportunities.”

Conference Call
The Company will host a conference call and webcast today at 5:15 P.M. EDT to discuss the first quarter 2024 results and outlook. The conference call will be accessible via dial-in for those who wish to participate in Q&A as well as a listen-only webcast. The dial-in is accessible at 1-800-836-8184. To access the listen-only webcast, please register at https://app.webinar.net/2E7VGLw0vnl. On the next business day following the call, a replay of the call will be available on the Company’s website at https://investors.aaon.com.

About AAON
Founded in 1988, AAON is a global leader in HVAC solutions for commercial and industrial indoor environments. The Company's industry-leading approach to designing and manufacturing highly configurable equipment to meet exact needs creates a premier ownership experience with greater efficiency, performance and long-term value. AAON is headquartered in Tulsa, Oklahoma, where its world-class innovation center and testing lab allows AAON engineers to continuously push boundaries and advance the industry. For more information, please visit www.AAON.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “should”, “will”, and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligations to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that could cause results to differ materially from those in the forward-looking statements include (1) the timing and extent of changes in raw material and component prices, (2) the effects of fluctuations in the commercial/industrial new construction market, (3) the timing and extent of changes in interest rates, as well as other competitive factors during the year, and (4) general economic, market or business conditions.

Contact Information
Joseph Mondillo
Director of Investor Relations
Phone: (617) 877-6346
Email: joseph.mondillo@aaon.com

AAON, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31,
	2024	2023
	(in thousands, except share and per share data)
Net sales	$262,099	$265,953
Cost of sales	169,857	188,799
Gross profit	92,242	77,154
Selling, general and administrative expenses	45,288	32,942
(Gain) loss on disposal of assets	(16)	6
Income from operations	46,970	44,206
Interest expense, net	(239)	(1,150)
Other income, net	77	114
Income before taxes	46,808	43,170
Income tax provision	7,792	6,356
Net income	$39,016	$36,814
Earnings per share:
Basic[1]	$0.48	$0.46
Diluted[1]	$0.46	$0.44
Cash dividends declared per common share[1]:	$0.08	$0.08
Weighted average shares outstanding:
Basic[1]	81,661,972	80,460,897
Diluted[1]	84,044,670	82,860,958
[1] Reflects three-for-two stock split effective August 16, 2023.

AAON, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
	March 31, 2024	December 31, 2023
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$8,385	$287
Restricted cash	19,982	8,736
Accounts receivable, net	109,662	138,108
Inventories, net	196,252	213,532
Contract assets	50,581	45,194
Prepaid expenses and other	7,365	3,097
Total current assets	392,227	408,954
Property, plant and equipment:
Land	15,918	15,438
Buildings	224,128	205,841
Machinery and equipment	401,637	391,366
Furniture and fixtures	42,861	40,787
Total property, plant and equipment	684,544	653,432
Less: Accumulated depreciation	293,980	283,485
Property, plant and equipment, net	390,564	369,947
Intangible assets, net	70,664	68,053
Goodwill	81,892	81,892
Right of use assets	16,696	11,774
Other long-term assets	878	816
Total assets	$952,921	$941,436

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$15,438	$27,484
Accrued liabilities	93,198	85,508
Contract liabilities	16,527	13,757
Total current liabilities	125,163	126,749
Revolving credit facility, long-term	—	38,328
Deferred tax liabilities	5,030	12,134
Other long-term liabilities	21,926	16,807
New market tax credit obligation	15,994	12,194
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.004 par value, 100,000,000 shares authorized, 82,117,680 and 81,508,381 issued and outstanding at March 31, 2024 and December 31, 2023, respectively[1]	329	326
Additional paid-in capital	139,184	122,063
Retained earnings[1]	645,295	612,835
Total stockholders' equity	784,808	735,224
Total liabilities and stockholders' equity	$952,921	$941,436
[1] Reflects three-for-two stock split effective August 16, 2023.

AAON, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	Three Months Ended March 31,
	2024	2023
Operating Activities	(in thousands)
Net income	$39,016	$36,814
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,437	10,274
Amortization of debt issuance costs	31	11
Amortization of right of use assets	12	29
Provision for (recoveries of) credit losses on accounts receivable, net of adjustments	112	(56)
Provision for excess and obsolete inventories, net of write-offs	581	221
Share-based compensation	3,957	3,519
(Gain) loss on disposition of assets	(16)	6
Foreign currency transaction loss (gain)	11	(2)
Interest income on note receivable	(5)	(6)
Deferred income taxes	(740)	921
Changes in assets and liabilities:
Accounts receivable	28,334	(33,740)
Income taxes	8,221	5,262
Inventories	16,699	(861)
Contract assets	(5,387)	25
Prepaid expenses and other long-term assets	(4,349)	(3,613)
Accounts payable	(9,968)	(16,318)
Contract liabilities	2,770	713
Extended warranties	698	777
Accrued liabilities and other long-term liabilities	(1,044)	847
Net cash provided by operating activities	92,370	4,823
Investing Activities
Capital expenditures	(34,688)	(28,935)
Proceeds from sale of property, plant and equipment	16	102
Software development expenditures	(4,055)	—
Principal payments from note receivable	13	14
Net cash used in investing activities	(38,714)	(28,819)
Financing Activities
Proceeds from financing obligation, net of issuance costs	4,186	—
Payment related to financing costs	(417)	—
Borrowings under revolving credit facility	115,130	105,172
Payments under revolving credit facility	(153,458)	(92,512)
Stock options exercised	9,844	15,856
Employee taxes paid by withholding shares	(3,041)	(1,030)
Cash dividends paid to stockholders	(6,556)	(6,459)
Net cash (used in) provided by financing activities	(34,312)	21,027
Net increase (decrease) in cash, cash equivalents and restricted cash	19,344	(2,969)
Cash, cash equivalents and restricted cash, beginning of period	9,023	5,949
Cash, cash equivalents and restricted cash, end of period	$28,367	$2,980

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), additional non-GAAP financial measures are provided and reconciled in the following tables. The Company believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results. The Company believes that this non-GAAP financial measure enhances the ability of investors to analyze the Company’s business trends and operating performance as they are used by management to better understand operating performance. Since EBITDA is a non-GAAP measures and is susceptible to varying calculations, EBITDA, as presented, may not be directly comparable with other similarly titled measures used by other companies.

EBITDA

EBITDA (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund operations. The Company defines EBITDA as net income, plus (1) depreciation and amortization, (2) interest expense (income), net and (3) income tax expense. EBITDA is not a measure of net income or cash flows as determined by GAAP. EBITDA margin is defined as EBITDA as a percentage of net sales.

The Company’s EBITDA measure provides additional information which may be used to better understand the Company’s operations. EBITDA is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDA are significant components in understanding and assessing a company's financial performance. EBITDA, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements.

The following table provides a reconciliation of net income (GAAP) to EBITDA (non-GAAP) for the periods indicated:

	Three Months Ended March 31,
	2024	2023
	(in thousands)
Net income, a GAAP measure	$39,016	$36,814
Depreciation and amortization	13,437	10,274
Interest expense, net	239	1,150
Income tax expense	7,792	6,356
EBITDA, a non-GAAP measure	$60,484	$54,594